STRATEGIC ALLIANCE AGREEMENT AND
         AGREEMENT FOR THE MUTUAL REFERRAL OF ACQUISITION OPPORTUNITIES


         This STRATEGIC ALLIANCE AGREEMENT AND AGREEMENT FOR THE MUTUAL REFERRAL OF ACQUISITION OPPORTUNITIES (this "Agreement") dated as of July ____, 1998, is entered into by and between MAR MAR REALTY, L.P., a Delaware limited partnership ("MMR") and SONIC AUTOMOTIVE, INC., a Delaware corporation ("SAI").

         WHEREAS, MMR is engaged in, among other things, the business of acquiring, developing, owning and leasing real estate ("Real Properties") associated with franchised motor vehicle dealerships; and

         WHEREAS, SAI is engaged in, among other things, the business of acquiring and operating franchised motor vehicle dealerships, including their tangible and intangible assets ("Dealerships"); and

         WHEREAS, MMR presently does not intend to operate Dealerships; and

         WHEREAS, SAI presently does not intend generally to own Real Properties; and

         WHEREAS, MMR and SAI wish to enter into a strategic alliance to their mutual benefit and create procedures regarding the referral of acquisition opportunities for Real Properties to MMR by SAI and the referral of acquisition opportunities for Dealerships to SAI by MMR; and

         WHEREAS, SAI is the owner of certain Real Properties and of various options to purchase Real Properties as set forth on Exhibit A hereto which SAI is willing to transfer to MMR or Chartown Realty, a North Carolina General Partnership (Chartown) by separate documents; and

         WHEREAS, MMR is desirous of entering into a Contract to Purchase such Real Properties as are owned by SAI and is desirous of accepting an assignment of such options.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. RECITALS AND EXHIBITS. The recitals above and Exhibits A and B hereto are incorporated herein by reference.

SECTION 2. REFERRALS OF DEALERSHIP ACQUISITION OPPORTUNITIES. MMR hereby agrees to refer, in accordance with Section 4 hereof, to SAI any Dealership acquisition opportunity of which MMR becomes aware in connection with the acquisition of Real Properties by MMR. Nothing in this Agreement shall cause or require MMR to make such a referral if such referral would cause MMR to violate any agreement with or duty to third parties, law, regulation or court order or would, in the reasonable judgment of MMR, adversely affect its ability to consummate the

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acquisition of any particular Real Property. Nothing in this Agreement shall be construed to obligate SAI to act upon such referral.

SECTION 3. REFERRALS OF REAL PROPERTY ACQUISITION OPPORTUNITIES. SAI hereby agrees to refer, in accordance with Section 4 hereof, to MMR any Real Property Acquisition opportunity of which SAI becomes aware in connection with the acquisition of Dealerships by SAI. Nothing in this Agreement shall cause or require SAI to make such a referral if such referral would cause SAI to violate any agreement with or duty to third parties, law, regulations or court order or would, in the reasonable judgment of SAI, adversely affect its ability to consummate the acquisition of any particular Dealership. SAI shall not be obligated to refer any Real Property which it determines to acquire itself. Nothing in this Agreement shall be construed to obligate MMR or to act upon such referral.

SECTION 4. REFERRAL PROCEDURES; NOTICES. In making any referral as contemplated by this Agreement, the party making the referral shall provide to the other party such information regarding the referral opportunity as the referring party, in its sole and unrestricted judgment, determines to provide.

Notices and referrals contemplated by this Agreement may be made in writing or orally and shall be sent as follows (or to such other addresses as the parties hereto shall have identified in writing to their counterparty):

         if to MMR, to:

                  James A Mezzanotte
                  Executive Vice President
                  Mar Mar Realty Trust
                  Independence Office Park
                  Building 2, Suite 111
                  6407 Idlewild Road
                  Charlotte, NC  28212
                  Telephone:        (704) 566-4081
                  Facsimile:        (704) 566-6031

         if to SAI, to:

                  Theodore M. Wright
                  Chief Financial Officer
                  Sonic Automotive, Inc.
                  5401 East Independence Boulevard
                  P. O. Box 18747
                  Charlotte, NC  28212
                  Telephone:        (704) 532-3347
                  Facsimile:        (704) 532-3312


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   SECTION 5. ADDITIONAL UNDERTAKINGS.
         5.1)     Additional  Undertakings  of MMR. As additional  consideration for the undertakings of Sonic hereunder MMR agrees that during the term of this agreement it will provide or make available to Sonic services as Sonic shall reasonably request from time to time. Such items shall include, without limitation, the following:

                  1.)      Real Estate Development
                            a.)MMR will assist Sonic in identifying sites for
                               additional dealership locations, replacement locations, body shop locations and any other dealership related real estate needs that Sonic may have from time to time.
                            b.)Once a location has been identified and a
                               purchase price agreed to, MMR will use its best efforts to acquire such property either in its own name or Sonic's name. As part of the acquisition of sites MMR will assists in obtaining all zoning changes that may be necessary for the appropriate use of the property.
                            c.)Once a location has been acquired and it has
                               been determined that MMR will be the owner of the property, MMR will work with Sonic to identify, have designed, and construct a facility on the property provided all cost and lease items have been agreed to.
                   2.) Maintenance
                           MMR will assist and advise Sonic with respect to maintenance items on property that Sonic is leasing from MMR and which sonic is responsible for paying for. Such assistance and advice will include identifying providers of service and repairs, providers of facility improvements and general maintenance providers.
                   3.) Inspection Service
                           In conjunction with Sonic's acquisition of new dealerships, and without regard to whether MMR is purchasing the real estate, MMR will arrange for property inspections and environmental reports for Sonic's account.
         5.2) Additional Undertakings of SAI. As additional consideration for the undertakings of MMR hereunder Sonic agrees that the form of lease to be used with MMR for all subsequent real estate acquisitions which has Sonic or an affiliate of Sonic as a tenant, is attached hereto as Exhibit B.
         5.3) Mutual Undertakings. Both parties agree to communicate to the other such opportunities, as may become available from time to time, for the joint purchase of services or purchase of services from the same vendor when to do so will result in volume discounts or other similar savings. Sonic agrees that MMR may pass such volume discounts on to lessees other than Sonic or its affiliates, and MMR agrees to use commercially reasonable efforts to convince its lessees other than Sonic or its affiliates to add to the volume in an effort to increase the amount of such discounts.

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SECTION 6. NO AGENCY RELATIONSHIP. Nothing in this Agreement shall be construed as creating any agency relationship among the parties hereto. Each party hereto specifically denies the right and authority of their counterparty and such counterparty's officers, directors, affiliates, agents and attorneys to negotiate any acquisition opportunity on their behalf. Each party hereto acknowledges its entire responsibility to pursue, negotiate and otherwise consummate any acquisition opportunity referred by their counterparty. This Agreement does not create or entitle any party hereto to fees or other remuneration for the provision of referrals contemplated hereby.

SECTION 7. HEADINGS. The paragraph headings are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof.

SECTION 8. CONSTRUCTION. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise. Any disputes regarding the interpretation of any portion of this Agreement shall not be presumptively construed against the drafting party.

SECTION 9. REMEDIES. Both parties hereto may enforce the rights and obligations hereunder via any remedy available to them at law or equity, including, without limitation, the remedy of injunctive relief compelling specific performance of this Agreement. All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative. All such rights, powers and remedies may be exercised separately or at once, and no exercise of any right, power or remedy shall be construed to be an election of remedies or shall preclude the future exercise of any or all other rights, powers and remedies granted hereunder or available at law or in equity, except as expressly provided herein.

SECTION 10. NO WAIVER. Neither the failure of either party to exercise any power given such party hereunder nor to insist upon strict compliance with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party's right to demand exact compliance with the terms hereof.

SECTION 11. APPLICABLE LAW. With respect to any particular Property, this Agreement shall be construed and interpreted in accordance with the laws of the state in which the Property is located, notwithstanding conflicts of laws or choice of laws principles to the contrary, and otherwise, the Agreement shall be governed by the laws of the State of North Carolina, notwithstanding conflicts of laws or choice of laws principles to the contrary.

SECTION 12. INVALIDITY. If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect.

SECTION 13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

SECTION 14. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts.
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SECTION 15. TERM. The term of this Agreement shall be for a period of one (1)
year from the date hereof. Thereafter this Agreement shall automatically be renewed for successive one (1) year terms unless either party shall give the other written notice of intent not to renew at least thirty (30) days prior to the expiration of the then existing term.



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         IN WITNESS HEREOF, MMR and SAI have caused this Agreement to be executed and delivered as of the date first written above.


                                            MAR MAR REALTY, L.P.

                                            BY:     MAR MAR REALTY TRUST

                                            By:     /s/ Benjamin F. Bracy
                                                    ____________________________
                                                    Benjamin F. Bracy, President


                                            SONIC AUTOMOTIVE, INC.


                                            By:      /s/ B. Scott Smith
                                                     ___________________________
                                            Name:    B. Scott Smith
                                                     ___________________________
                                            Title:   President
                                                     ___________________________



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